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ART TECHNOLOGY GROUP, INC.

(Name of Registrant as Specified in Its Charter)
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* * * * *

ART TECHNOLOGY GROUP, INC.
25 FIRST STREET
CAMBRIDGE, MASSACHUSETTS 02141
Dear Stockholder:
      I am pleased to invite you to attend the 2006 Annual Meeting of Stockholders of Art Technology Group, Inc. on May 23, 2006. We will hold the meeting at 10:00 a.m. at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.
      On the pages following this letter you will find the Notice of Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the Notice. We have also enclosed our 2005 Annual Report to Stockholders.
      If you were a stockholder of record as of the close of business on April 4, 2006, the record date for voting at the meeting, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. You may also submit your proxy electronically via the Internet or by telephone as described on the enclosed proxy card. You may attend the meeting and vote in person even if you have sent in a proxy card or submitted your proxy electronically.
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely yours,

Robert D. Burke
Chief Executive Officer and President
THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN
IMPORTANT STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST
YOUR VOTE IN PERSON OR BY PROXY REGARDLESS
OF THE NUMBER OF SHARES YOU HOLD.

ART TECHNOLOGY GROUP, INC.
25 First Street
Cambridge, Massachusetts 02141
Notice of 2006 Annual Meeting of Stockholders

Time and Date	10:00 a.m., Eastern time, on May 23, 2006

Place	Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1) Elect John R. Held and Phyllis S. Swersky Class I directors of the Company to serve until the 2009 Annual Meeting or until their successors are elected and qualified.

(2) Approve an increase in the number of shares of common stock issuable under our 1999 Employee Stock Purchase Plan from 5,000,000 to 6,500,000.

(3) Transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 4, 2006.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. Alternatively, you may submit your proxy via the Internet or by telephone by following the directions on the enclosed proxy card. You may revoke your proxy at any time prior to its exercise at the meeting. You may revoke electronic votes by using the same method as your original vote and making any changes you deem necessary.

By Order of the Board of Directors,

Julie M.B. Bradley
Secretary
Cambridge, Massachusetts
April 10, 2006

PROXY STATEMENT
for the
ART TECHNOLOGY GROUP, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING
This Proxy Statement
      We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2006 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m., Eastern time, on Wednesday, May 23, 2006, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.
      Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. We have not retained the services of any proxy solicitation firm to assist us in soliciting proxies.
      We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 17, 2006. In this mailing, we are enclosing a copy of our 2005 Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2005.
Who May Vote
      Holders of record of our common stock at the close of business on April 4, 2006 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.
      A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary at our address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at our offices located at 25 First Street, Cambridge, Massachusetts, prior to the meeting, between the hours of 8:30 a.m. and 5:30 p.m., Eastern time, on any business day from May 12, 2006 up to the time of the meeting.
How to Vote
      You may vote your shares at the meeting in person or by proxy:

•	To Vote in Person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To Vote by Proxy, you must either: (1) mark, sign and date the enclosed proxy card and then mail the proxy card to our transfer agent, Computershare Trust Company, N.A., or (2) submit your proxy card electronically via the Internet or by telephone, following the directions provided on the enclosed proxy card. Your proxy will be valid only if you complete and return the proxy card or vote electronically before the meeting. By completing and returning the proxy card, either by mail or electronically, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares for the election of the nominated directors. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.
      Even if you complete and return a proxy card or submit your proxy electronically, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to our Secretary at our address as set forth in the Notice appearing before this proxy statement;

•	send us another signed proxy with a later date;

•	log on to the Internet the same way you did originally and change your votes;

•	call the telephone number listed on the proxy card; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.
      If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
Quorum Required to Transact Business
      At the close of business on April 4, 2006, 111,383,361 shares of our common stock were outstanding. Our by-laws require that a majority of the shares of our common stock outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
DISCUSSION OF PROPOSALS
Proposal One: Election of Two Class I Directors
      The first proposal on the agenda for the meeting is the election of John R. Held and Phyllis S. Swersky to serve as Class I directors for a three-year term beginning at the meeting and ending at our 2009 Annual Meeting of Stockholders or until their successors are elected and qualified.
      Under our by-laws, our board of directors has the authority to fix the number of directors and our board is divided into three classes serving for staggered three-year terms. The number of directors currently is fixed at eight. However, we are currently conducting a search for a ninth director to be added to our board.
      The Nominating and Governance Committee has recommended that the board nominate, and the board has nominated, John R. Held and Phyllis S. Swersky, the current Class I directors, for re-election. Brief biographies of Mr. Held and Ms. Swersky follow. You will find information about their stock holdings on page 25.

John R. Held	Mr. Held has been a director since July 2002. Mr. Held formerly served as both the President and Chief Executive Officer of Chipcom, and served in a variety of management positions during his 14-year tenure at Genrad. Mr. Held is a director of BNS Co. Mr. Held is 67 years old.

Phyllis S. Swersky	Ms. Swersky has been a director since May 2000. Since 1995 she has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses. Ms. Swersky also serves as a director of Investor Financial Services, a service provider for the financial services industry. Ms. Swersky is 54 years old.
      We expect that Mr. Held and Ms. Swersky will be able to serve if elected. If either of them is not able to serve, proxies may be voted for a substitute nominee.
      The nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions when we tabulate votes cast for the director election. Brokers have discretionary voting power with respect to director elections.
      Our board of directors recommends that you vote FOR the election of Mr. Held and Ms. Swersky.
Proposal Two: Increase in Shares Issuable under the 1999 Employee Stock Purchase Plan
      Our board of directors believes that our growth and profitability depend, in large part, upon our ability to maintain a competitive position in attracting and retaining key personnel. The board continues to believe that it is important for employees to invest in our company in order for them to have a financial stake in our success, and employees in the technology sector continue to expect and require the ability to participate in an employee stock purchase plan as part of their total compensation packages because the benefits are more certain.
      As of April 4, 2006, only 17,506 shares of our common stock were available for future purchase under our 1999 Employee Stock Purchase Plan. Accordingly, on April 4, 2006, the board adopted, subject to stockholder approval, an amendment to the purchase plan that would increase the number of shares of common stock available for issuance under the purchase plan from 5,000,000 to 6,500,000 (subject to a proportionate adjustment for certain changes in our capitalization, such as a stock split).
      The table below shows the details of employee participation in the purchase plan during each period since its inception.
Purchases of Shares under 1999 Employee Stock Purchase Plan

	Purchase	Shares	Number of
Purchase Date	Price	Purchased	Participants

January 20, 2000	$5.10	150,850	180
August 10, 2000	53.23	23,172	257
February 12, 2001	32.03	43,441	415
August 10, 2001	1.62	88,267	273
February 8, 2002	1.49	694,131	271
September 30, 2002	0.81	456,157	198
December 31, 2002	0.79	466,580	209
March 31, 2003	0.69	423,205	151
June 30, 2003	0.69	370,777	136
September 30, 2003	1.33	237,948	150
December 30, 2003	1.30	176,737	121
March 31, 2004	1.24	220,372	127
June 30, 2004	1.02	236,602	116
September 30, 2004	0.77	281,554	97
December 31, 2004	0.76	274,265	86
March 31, 2005	0.89	206,249	89
June 30, 2005	0.89	234,681	97
September 30, 2005	0.87	145,250	90
December 30, 2005	0.86	157,601	87
March 31, 2006	1.59	94,655	105

Total		4,982,494
      Any increase in the number of shares reserved under the purchase plan must be approved by our stockholders in order for our employees to benefit from the tax advantages that underlie the purchase plan. Therefore, in order for us to continue to use the purchase plan effectively as part of the compensation package we offer to our employees, we need to obtain stockholder approval for the amendment to the purchase plan.
      The board believes that stockholder approval of the amendment to the purchase plan is in the best interests of our company and our stockholders and therefore recommends that stockholders vote FOR this proposal.

      An affirmative vote of the holders of a majority of the common stock voting on the matter, in person or by proxy, is necessary to approve the amendment to the purchase plan. Abstentions effectively count as votes against approval of the amendment. Brokers have discretionary voting power with respect to this proposal.

Summary of Employee Stock Purchase Plan
      The following summary is qualified in all respects by reference to the full text of our 1999 Employee Stock Purchase Plan. The full text of the purchase plan, including the proposed amendment, is attached as Annex A.
      The purchase plan was adopted by our board of directors on May 10, 1999 and approved by our stockholders on June 18, 1999. On March 20, 2002 our board voted to amend the purchase plan in order to reduce each plan offering period from 6 months to 3 months and to increase the number of shares that may be issued under the purchase plan from 1,000,000 to 3,000,000 and on May 22, 2002 the stockholders approved this increase. On March 24, 2003 our board voted to amend the purchase plan to increase the number of shares that may be issued under the purchase plan from 3,000,000 to 5,000,000. On April 4, 2005 our board voted to amend the purchase plan to reduce the maximum payroll deduction that an employee may elect under the plan from 10% to 5%. On April 4, 2006 our board voted to amend the purchase plan to increase the number of shares that may be issued under the purchase plan from 5,000,000 to 6,500,000, subject to stockholder approval, to increase the maximum payroll deduction that an employee may elect under the plan from 5% to 10% and to require participants to hold the shares issued under the plan for at least 90 days before they can be sold.
      Only our employees are eligible to purchase shares of our common stock under the purchase plan. Employees receive the right to purchase a specified number of shares of common stock at 85% of the closing market price of our common stock on either (1) the first business day of the offering period or (2) the last business day of the offering period, whichever price is lower. The last sales price of our common stock on April 4, 2006, as reported on the Nasdaq National Market, was $3.38.
      An employee may authorize us to make a payroll deduction of between 1% and 10% of the employee’s compensation during any offering period. At the end of the offering period, the deducted money is used to buy shares of our common stock. During an offering period, an employee may purchase no more than the number of shares calculated by dividing the closing market price of our common stock on the first day of the offering period into $6,250. This number is derived from a limitation imposed by the Internal Revenue Code, which provides that no employee may be granted an option which permits the employee’s rights to purchase stock under an employee stock purchase plan to accrue at a rate that exceeds $25,000 of the fair market value of the common stock for each calendar year in which the option is outstanding at any time.
      Our board administers the purchase plan and has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the purchase plan and to interpret the provisions of the purchase plan. Our board may amend the purchase plan at any time, except that if Section 423 of the Internal Revenue Code requires that the stockholders approve an amendment, the amendment will not be effective until stockholders approve it. Section 423 requires approval of the increase in the number of shares issuable under the purchase plan. It does not require approval of the amendments to add a 90 day holding period or change the maximum employee deduction, as described above. In accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, we are required to record stock-based compensation expense, amortized over each three month offering period under the purchase plan, for shares issued out of the purchase plan based on the fair value of the purchase options granted under the purchase plan as of the beginning of such offering period.

New Plan Benefits
      We are unable to determine the dollar value and number of shares that will be received by or allocated to any of our named executive officers, our current executive officers, as a group, and our employees who are not executive officers, as a group, as a result of the approval of the amendment to the purchase plan because it is in the discretion of each executive officer and employee whether to purchase shares under the purchase plan. Our non-employee directors are not eligible to purchase shares under the purchase plan.

U.S. Federal Income Tax Consequences
      The following discussion is intended only as a brief overview of certain of the current federal income tax laws applicable to the purchase plan. Employees should consult their tax advisors concerning their own federal income tax situations, as well as concerning state tax aspects of the acquisition of shares of our common stock pursuant to the purchase plan. No state tax matters are addressed in the following discussion.
      If an employee acquires shares of our common stock pursuant to the purchase plan and does not dispose of them within two years after the commencement of the offering pursuant to which the shares were acquired, nor within one year after the date on which the shares were acquired, any gain realized upon subsequent disposition will be taxable as a long-term capital gain, except that the portion of such gain equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the amount paid upon purchase of the shares, or (b) the excess of the fair market value of the shares on the offering commencement date over the amount paid upon purchase of the shares, is taxable as ordinary income. However, we do not have a corresponding deduction. If the employee disposes of the shares at a price less than the price at which he or she acquired the shares, the employee realizes no ordinary income and has a long-term capital loss measured by the difference between the purchase price and the selling price.
      If an employee disposes of shares acquired pursuant to the purchase plan within two years after the commencement of the offering pursuant to which the shares were acquired, or within one year after the date on which the shares were acquired, the difference between the purchase price and the fair market value of the shares at the time of purchase will be taxable to him or her as ordinary income in the year of disposition. In this event, we may deduct from our gross income an amount equal to the amount treated as ordinary income to each such employee. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code. Any excess of the selling price over the fair market value at the time the employee purchased the shares will be taxable as long-term or short-term capital gain, depending upon the period for which the shares were held. If any shares are disposed of within either the two-year or one-year period at a price less than the fair market value at the time of purchase, the same amount of ordinary income (i.e., the difference between the purchase price and the fair market value of the shares at the time of purchase) is realized, and a capital loss is recognized equal to the difference between the fair market value of the shares at the time of purchase and the selling price.
      If a participating employee should die while owning shares acquired under the purchase plan, ordinary income may be reportable on his or her final income tax return.
Other Matters
      Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.
Submission of Future Stockholder Proposals
      Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2007 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Secretary at 25 First Street, Cambridge, Massachusetts 02141, prior to December 11, 2006. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.
      A stockholder may also submit a proposal to be considered at our 2007 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days prior to that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not yet set a date for our 2007 Annual Meeting. If the 2007 Annual Meeting were to be held on May 18, 2007, the Friday before the anniversary of the 2006 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be March 19, 2007. If a proposal is submitted in compliance with our by-laws but after December 11, 2006, the stockholder may not require that the proposal be included in the proxy statement for the 2007 Annual Meeting.

INFORMATION ABOUT
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
Background Information about Directors Continuing in Office
      Our Class II and Class III directors will continue in office following the meeting. The terms of our Class II directors will expire upon our 2007 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon our 2008 Annual Meeting of Stockholders. Brief biographies of these directors follow. You will find information about their stock holdings on page 25.
Class II Directors

David B. Elsbree	Mr. Elsbree has been a director since June 2004. From June 1981 to May 2004, Mr. Elsbree was a partner at Deloitte & Touche. He has been a member of the Board of the New England Chapter of the National Association of Corporate Directors. Mr. Elsbree is 58 years old.

Ilene H. Lang	Ms. Lang has served as a director since October 2001. Since September 2003, Ms. Lang has been president of Catalyst, Inc., an organization that works to advance women in business. From May 2000 to August 2003, Ms. Lang was a business and financial consultant to various boards of directors, boards of trustees, and Chief Executive Officers. From May 1999 to May 2000, she served as President and Chief Executive Officer of Individual.com, Inc., an Internet media service provider. Ms. Lang also serves as a director of Adaptec, Inc., a data storage solutions company. Ms. Lang is 62 years old.

Daniel C. Regis	Mr. Regis has served as our chairman since July 2005 and as a director since November 2004, when he was added to our board in connection with our acquisition of Primus Knowledge Solutions, Inc. Mr. Regis served on Primus’ board of directors from April 2003 until our acquisition of Primus in November 2004. Mr. Regis presently serves as a Managing Director of Digital Partners, a mid-sized venture capital fund specializing in Northwest emerging technology companies. Mr. Regis is a member of the board of directors of Cray, Inc. and Columbia Banking Systems, Inc. Mr. Regis is 66 years old.
Class III Directors

Michael A. Brochu	Mr. Brochu has served as a director since November 2004, when he was added to our board in connection with our acquisition of Primus Knowledge Solutions, Inc. Mr. Brochu has been the president and chief executive officer of Loudeye Corp. since

February 2005, and has served as a director of Loudeye Corp. since December 2003. From November 1997 until our acquisition of Primus in November 2004, Mr. Brochu served as the President, Chief Executive Officer and Chairman of the Board of Primus. Mr. Brochu is 52 years old.

Robert D. Burke	Mr. Burke has served as our Chief Executive Officer and President and as a director since December 2002. From November 2000 through November 2002, Mr. Burke served as Chief Executive Officer of Quidnunc, a customer solutions and services company. From June 1999 through October 2000, Mr. Burke served as President, Worldwide Services Division of ePresence, formerly Banyan Systems, an online security and identity management company. Mr. Burke is 51 years old.

Mary E. Makela	Ms. Makela has served as a director since July 2002. Since 1994, Ms. Makela has provided management consulting services to Chief Executive Officers, and various for profit and non-profit boards of directors. Ms. Makela formerly served as President of Cognos Corporation and President and Chief Executive Officer of IMC Systems. Ms. Makela is 63 years old.

Information about Executive Officers
      Our executive officers are elected by our board of directors. Brief biographies of our current executive officers follow. You will find information about their stock holdings on page 25.

Robert D. Burke	Chief Executive Officer and President. You will find background information about Mr. Burke above.

Julie M.B. Bradley	Ms. Bradley has been our Senior Vice President, Chief Financial Officer, Treasurer and Secretary since July 2005. From April 2000 to June 2005, Ms. Bradley was employed by Akamai Technologies, Inc., a service provider for accelerating content and business processes online, most recently as its Vice President of Finance. From January 1993 to April 2000, she was an accountant at Deloitte & Touche LLP. Ms. Bradley is 37 years old.

Barry Clark	Mr. Clark has been Senior Vice President Worldwide Sales since February 2004. From February 2002 to February 2004, Mr. Clark was President of SchoolKidz, Inc., a packaged school supply retailer. From October 1998 to December 2001, Mr. Clark was Division President of Domino Amjet, a company that offers coding and printing solutions using ink jet and laser technologies. Mr. Clark is 49 years old.

Cliff Conneighton	Mr. Conneighton has been Senior Vice President of Marketing since December 2003. From December 2001 until December 2003 Mr. Conneighton was an author, as well as a consultant at Conneighton Group, LLC, a privately held management consulting firm. Mr. Conneighton was a founder of iCOMS, Inc., an independent e-commerce service provider. He served as its Chief Executive Officer from January 1997 to December 1999 and from January 2001 to December 2001, and as its Chief Marketing Officer from January 2000 to December 2000. Mr. Conneighton is 56 years old.

Patricia O’Neill	Ms. O’Neill has been Senior Vice President Human Resources since January 2004. From May 2000 to January 2004, Ms. O’Neill served as our Vice President Human Resources. From April 1995 to February 2000 Ms. O’Neill was the Vice President Human Resources of The Shareholder’s Services Group, a division of First Data Corporation. Ms. O’Neill is 57 years old.

Kenneth Z. Volpe	Mr. Volpe has been Senior Vice President, Products and Technology since September 2004. From November 2003 to September 2004, Mr. Volpe served as our Vice President and General Manger, Platform Products. From June 1999 to November 2003, he served as our Vice President, Product Management, and from September 1998 to June 1999, he served as our Director, Product Management. Mr. Volpe is 40 years old.
INFORMATION ABOUT CORPORATE GOVERNANCE
General
      We believe that good corporate governance is important to ensure that Art Technology Group, Inc. is managed for the long-term benefit of our stockholders. During the past few years, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the new listing standards of Nasdaq. For example, in December 2004 our board of directors engaged independent corporate governance experts to evaluate our corporate governance structure, policies and procedures, and during 2005 we implemented some of the suggestions made by these studies.
Board and Committee Meetings
      The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee our management and, in so doing, serve the best interests of the company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.
      Our board met in person or via teleconference 12 times in 2005. During 2005, each director attended at least 75 percent of the total number of meetings held by the board and the committees of the board on which he or she served at the time of such meeting. The board has established three standing committees — Audit, Compensation, and Nominating and Governance — each of which operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “For Investors — Corporate Governance — Committee Charters” section of our website, www.atg.com. In addition, a copy of the Amended and Restated Audit Committee Charter, as in effect on the date of this proxy statement, is attached to this proxy statement as Annex B.
      The board has determined that all of the members of the board’s Audit Committee, Compensation Committee and Nominating and Governance Committee meet the independence requirements of the Nasdaq Stock Market for membership on the committees on which he or she serves.

Audit Committee
      The Audit Committee’s responsibilities include:

•	appointing, evaluating, setting the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 15 of this proxy statement).
      The Audit Committee met in person or via teleconference 10 times during 2005. The current Audit Committee members are Mr. Elsbree, Ms. Makela and Mr. Regis, with

Mr. Elsbree serving as the Chair of the committee. The board of directors has determined that Mr. Elsbree and Mr. Regis are each an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee
      The Compensation Committee’s responsibilities include:

•	making recommendations to the board with respect to the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	preparing the compensation committee report required by SEC rules (which is included on page 21 of this proxy statement);

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.
      The Compensation Committee met 6 times during 2005. The current members of the Compensation Committee are Mr. Held, Ms. Makela and Ms. Swersky, with Ms. Makela serving as the Chair of the committee.

Nominating and Governance Committee
      The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors;

•	recommending directors for each committee of the board;

•	developing and recommending to the board corporate governance principles; and

•	overseeing the evaluation of the board and its committees.
      The Nominating and Governance Committee met 6 times during 2005. The Nominating and Governance Committee’s current members are Mr. Held, Ms. Lang and Ms. Swersky, with Ms. Swersky serving as the Chair of the committee.
Director Candidates
      The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board. In addition, the Nominating and Governance Committee is authorized to retain, and has from time to time retained, the services of a search firm to help identify and evaluate potential director candidates.

      In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the written criteria established by the board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.
      Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Secretary, Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.
Stockholder Communications and Annual Meeting Attendance
      The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice, the Chairperson of the Nominating and Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as she considers appropriate.
      Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairperson of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances, or matters as to which we have received repetitive or duplicative communications.
      Stockholders who wish to send communications on any topic to the Board should address such communications to Chairperson of the Nominating and Governance Committee c/o Secretary, Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141.

      Of the nine directors who were members of the board of directors at the time of our annual meeting of shareholders for 2005, five attended the annual meeting.
Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. Our Code of Business Conduct and Ethics is posted on the “For Investors — Corporate Governance — Conduct” section of our website, www.atg.com, and a copy is available without charge upon request to Secretary, Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141.
      Information regarding any amendments to, or waivers from, the Code of Business Conduct and Ethics will be posted on the “For Investors — Corporate Governance — Conduct” section of our website, www.atg.com.
Compensation of Directors
      On July 19, 2005 our board of directors adopted our non-employee director compensation plan. Pursuant to the plan, in fiscal 2005:

•	we paid an annual retainer of $12,500 to our non-employee directors; $2,500 of which was paid in the form of restricted stock;

•	we made additional payments of $1,500 for each in-person meeting of the board attended by non-employee directors and $1,000 for each in person meeting of a committee of the board attended by non-employee directors and $500 for each teleconference meeting of the board or a committee of the board attended by non-employee directors;

•	in order to compensate committee chairpersons for the additional work imposed by these roles, we provided an additional retainer of $1,875 per full fiscal quarter to each non-employee committee chairperson; and

•	we granted each of our continuing non-employee directors, pursuant to our 1999 Director Stock Option Plan, an option to purchase 25,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant, vesting quarterly over one year.
      We also reimburse directors living outside of the greater Boston area for travel and living expenses for attending regular board meetings and committee meetings.

Securities Authorized for Issuance under Equity Compensation Plans
      The following table provides information as of December 31, 2005 about the securities authorized for issuance under our equity compensation plans, consisting of our Amended and Restated 1996 Stock Option Plan, our Amended and Restated 1999 Outside Director Stock Option Plan, our 1999 Employee Stock Purchase Plan, our Primus 1999 Non-officer Stock Option Plan and our Primus 1999 Stock Incentive Compensation Plan.

	(a)	(b)	(c)

	Number of shares		Number of shares
	to be issued upon		remaining available for
	exercise of	Weighted-average	future issuance under
	outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding shares
Plan category	and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by stockholders(1)	12,718,752	$2.45	11,144,769	(3)
Equity compensation plans not approved by stockholders(2)	525,266	$0.70	—

Total	13,244,018	$2.38	11,144,769

(1)	Includes the Primus 1999 Stock Incentive Plan, which was assumed as part of our acquisition of Primus Knowledge Solutions, Inc. and was approved by Primus stockholders. Under this plan, there are currently outstanding options to purchase 3,438,896 shares of our common stock at a weighted average exercise price of $0.88. In addition, there are 1,920,339 shares remaining available for future issuance under this plan.

(2)	Consists of the Primus 1999 Non-Officer Stock Option Plan, which was assumed as part of our acquisition of Primus Knowledge Solutions, Inc. and was not approved by Primus stockholders.

(3)	Includes 112,161 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan. In addition, if our stockholders approve the amendment of our purchase plan described in proposal two, we will have an additional 1,500,000 shares available for future issuance under the purchase plan.
Audit Committee Report
      The Audit Committee reviewed the audited financial statements for the year ended December 31, 2005 and discussed these financial statements with management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61, Communication with Audit Committees, or SAS 61, with Ernst & Young LLP, our independent registered public accounting firm for 2005.

SAS 61 requires Ernst & Young to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, of which there were none, with management about financial accounting and reporting matters and audit procedures.
      Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This Standard requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with Ernst & Young the independence of Ernst & Young from the company, and considered whether Ernst & Young’s provision of other, non-audit related services, which are described below under “Independent Registered Public Accounting Firm’s Fees,” is compatible with maintaining such independence.
      Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2005.

Audit Committee

David B. Elsbree, Chair
Mary E. Makela
Daniel C. Regis
Principal Accountant Fees and Services
      Our audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2006. Ernst & Young has served as our independent registered public accounting firm since 2002. We expect that representatives of Ernst & Young will be present at the meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm’s Fees
      The following table summarizes the fees that Ernst & Young LLP billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

	Fees

Fee Category	Fiscal 2005	Fiscal 2004

Audit fees	$842,400	$1,098,300
Audit-related fees	$5,500	$81,100
Tax fees	$145,100	$84,700
All other fees	—	—

Total fees	$993,000	$1,264,100

      Audit fees. Audit fees consist of fees for the audit of our consolidated financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s audit of the effectiveness of our internal control over financial reporting, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards. Ernst & Young’s examination and evaluation of our internal controls in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations accounted for $251,800 of the audit fees for 2005 and $476,100 of the audit fees for 2004.
      Audit-related fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate to due diligence and accounting consultation related to mergers and acquisitions and internal control assistance.
      Tax fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation and review of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $46,500 of the total tax fees paid for in 2005 and $29,700 of the total tax fees paid for 2004. Tax advice and tax planning services relate to net operating loss limitation studies, transfer pricing studies and other miscellaneous U.S. and international items.
      All other fees. In fiscal 2004 and fiscal 2005, Ernst & Young did not provide any products or services to us other than the services described above.

Pre-Approval Policy and Procedures
      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

EXECUTIVE COMPENSATION
Summary Compensation
      The following table sets forth information with respect to the annual and long-term compensation that we paid for the past three years to the following persons, who are referred to as our named executive officers:

•	Robert D. Burke, our chief executive officer; and

•	Cliff Conneighton, Barry Clark, Kenneth Z. Volpe, and Patricia O’Neill our four other most highly compensated executive officers as of December 31, 2005.
      Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the executive officers’ respective total annual salary and bonus.
Summary Compensation Table

					Long-Term
					Compensation

					Awards
		Annual Compensation
					Securities
Name and Principal				Other Annual	Underlying	All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	Compensation ($)

Robert D. Burke	2005	$350,000	149,625	—	275,000	—
President and Chief	2004	350,000	41,234	—	225,000	—
Executive Officer	2003	350,000	43,750	—	400,000	—
Cliff Conneighton	2005	240,000	79,800	—	100,000	—
Senior Vice President of	2004	240,000	22,907	—	80,000	—
Marketing	2003	12,923	—	—	220,000	—
Barry Clark	2005	220,000	159,813	—	100,000	—
Senior Vice President	2004	192,076	63,345	—	240,000	—
of Sales	2003	—	—	—	—	—
Kenneth Z. Volpe	2005	220,000	71,544	—	100,000	—
Senior Vice President of	2004	200,769	12,270	—	175,000	—
Products and Technology	2003	180,000	32,171	—	113,333	—
Patricia O’Neill	2005	200,000	65,360	—	40,000	—
Senior Vice President	2004	206,153	19,148	—	80,000	—
Human Resources	2003	180,000	15,352	—	91,667	—

Stock Options Granted in 2005

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent			Annual Rate of
	Securities	of Total			Stock Price
	Underlying	Options			Appreciation for
	Options	Granted to	Exercise		Option Term
	Granted	Employees in	Price
Name	(#)	Fiscal Year	($/share)	Expiration Date	5%($)	10%($)

Robert D. Burke	275,000	7.24%	$1.27	January 27, 2015	$219,641	$556,615
Cliff Conneighton	100,000	2.63%	1.26	January 25, 2015	79,241	200,812
Barry Clark	100,000	2.63%	1.26	January 25, 2015	79,241	200,812
Kenneth Z. Volpe	100,000	2.63%	1.26	January 25, 2015	79,241	200,812
Patricia O’Neill	40,000	1.05%	1.26	January 25, 2015	31,696	80,325
      The securities underlying the options granted in the preceding table represent shares of common stock issuable upon exercise of stock options granted under our stock option plan. The stock option granted to Mr. Burke was granted on January 27, 2005 and the stock options granted to Messrs. Conneighton, Clark and Volpe and Ms. O’Neill were granted on January 25, 2005. All of the stock options vest in sixteen equal quarterly installments beginning on the three-month anniversary of the date of grant.
      Each option included in the preceding table has an exercise price per share equal to the fair market value per share of the common stock on the date of grant.
      The potential realizable values reflected in the preceding table represent hypothetical gains that could be achieved for the options if exercised at the end of their option terms. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date an option was granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the common stock, the option holder’s continued employment through the option period, and the date on which the options are exercised.
Total Options Exercised During 2005 and Year-End Values
Aggregate option exercises in last fiscal year and fiscal year-end option values

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options
	Shares		Fiscal Year-End		at Fiscal Year-End ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Robert D. Burke	—	—	824,999	575,001	$469,968	$335,532
Cliff Conneighton	—	—	163,750	236,250	50,975	98,625
Barry Clark	—	—	123,750	216,250	66,675	125,725
Kenneth Z. Volpe	—	—	276,986	236,813	210,121	186,294
Patricia O’Neill	—	—	225,729	93,438	91,849	62,851

      The per-share value of unexercised in-the-money options is calculated by subtracting the option exercise price from $1.96, the last reported sale price of the common stock on December 30, 2005.
Compensation Committee Report
      The Compensation Committee’s executive compensation philosophy, which is intended to apply to the chief executive officer and all other executive officers, is to provide a balanced compensation package while recognizing ATG’s particular needs. The Compensation Committee seeks to establish competitive levels of compensation, integrate management’s pay with the achievement of ATG’s performance goals, and assist ATG in attracting and retaining qualified management. The Compensation Committee seeks to balance three elements: salaries, bonuses and equity incentive awards. With this philosophy in mind, we have developed and implemented compensation policies, plans and programs that support ATG’s competitive position and that are aligned with ATG’s strategic direction. These policies, plans and programs are designed to:

•	retain executive officers by paying them competitively and motivating them to contribute to ATG’s success; and

•	link a substantial part of each executive officer’s compensation to ATG’s performance.
      The Compensation Committee tries to align the compensation opportunities of executive officers closely with the interests of stockholders in allocating compensation opportunities among these elements. In making compensation decisions, the Compensation Committee relied in part on recommendations made by third-party executive compensation specialist Towers Perrin in 2005.

Base Salary
      The Compensation Committee sets, or, in the case of ATG’s chief executive officer, recommends to the board, base salary levels for executive officers each year based on a number of factors, including the status of the competitive marketplace for such positions, including a comparison of base salaries for comparable positions at comparable companies within the enterprise software industry, the responsibilities of the position, and the experience and knowledge of the individual. The Compensation Committee has attempted to fix base salaries on a basis generally in line with base salary levels for comparable companies. Companies viewed as comparable to ATG for these purposes include a number of companies that are included in the published industry index shown in the performance comparison on page 27, but also include some public companies traded in markets other than the Nasdaq National Market as well as private companies. Base salary comparisons are based in part on information provided by third-party consultants to the Compensation Committee.

Cash Bonuses
      ATG has an executive management compensation plan that establishes criteria for awarding annual cash bonuses to ATG’s executive officers based on a percentage of each officer’s base salary. ATG must achieve a minimum operating profit threshold for the applicable year before any annual cash bonuses are paid to ATG’s executive officers. In addition, ATG’s senior vice president of sales is eligible for quarterly bonuses. If the minimum operating profit is achieved, a portion of each executive’s bonus payout is based on the operating profit and a portion is based on up to five other components, weighted differently for different executives and tied directly to the areas over which the executive has functional responsibility. The plan’s bonus levels for 2005 were established by the Compensation Committee at levels that would make available bonuses a significant part of the total compensation package if bonus goals were met. The cash bonus component acts as a substantial performance incentive. For fiscal 2005, cash bonuses were paid to each of ATG’s executive officers that were employed by ATG at the end of fiscal 2005, based on ATG’s financial performance and the executives’ performances during fiscal 2005.

Incentive Stock Awards
      During each fiscal year, the Compensation Committee considers granting executive officers awards under ATG’s equity incentive plans. These awards are based on various factors, including both corporate and individual performance during the preceding year and to provide incentives for future years. In 2005 the Compensation Committee awarded stock options to each of our executive officers, each of which options has an exercise price equal to the last reported sale price of the common stock as reported on the Nasdaq National Market on the date of grant. The vesting of these shares occurs over a four-year period.

Compensation of the Chief Executive Officer and President
      The Compensation Committee recommends to the board the compensation of Robert D. Burke, ATG’s chief executive officer and president. Mr. Burke’s base salary of $350,000 for fiscal 2005 was the same as in 2004 and was fixed at a level designed to be comparable to the salary of chief executive officers at comparable companies. For fiscal 2005, Mr. Burke earned a cash bonus of $149,625 pursuant to our 2005 executive management compensation plan. If Mr. Burke had achieved 100% of the goals established for him in fiscal 2005, he would have been paid an annual bonus in the aggregate amount of $175,000, which would have represented 50% of his base salary in 2005. In 2005, Mr. Burke was granted an option to purchase 275,000 shares of common stock at an exercise price of $1.27 per share, which equaled the last reported sale price of the common stock as reported on the Nasdaq National Market on the date of grant. This option vests over a four-year period.
      The Compensation Committee has recommended to the board that Mr. Burke’s annual salary for 2006 will remain at $350,000. However, if Mr. Burke achieves 100% of the goals established for him by the Compensation Committee for 2006, he will be paid bonuses in the aggregate amount of $200,000, an increase of $25,000 from the target set for fiscal 2005. In addition, in January 2006, the Compensation Committee granted Mr. Burke an option to purchase 200,000 shares of common stock at an exercise price of $2.93 per share, which equaled the last reported sale price of the common stock as reported on the Nasdaq National Market on the date of grant. This option vests over a four-year period.

Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code of 1986 and the regulations thereunder place a limit on the tax deduction for compensation in excess of $1,000,000 paid to certain “covered employees” of a publicly held corporation. Covered employees generally consist of a corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid. The Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing ATG’s executive officers with appropriate rewards for their performance. ATG did not pay any compensation during 2005 that was subject to Section 162(m).

Compensation Committee

Mary E. Makela, Chair
John R. Held
Phyllis S. Swersky
Employment Contracts, Termination of Employment and Change of Control Arrangements
      On November 8, 2004 we entered into an amended and restated employment agreement with Robert D. Burke, our president and chief executive officer. The amended and restated agreement amends our prior letter agreement with Mr. Burke, dated December 4, 2002 and amended on March 28, 2003, and provides for severance benefits in the event his employment is terminated under specified circumstances. This agreement provides that if we terminate his employment without cause or if he resigns for good reason, we will pay him any annual bonus earned for our most recently completed fiscal year and not yet paid, and will continue to pay his base salary and all employee benefits for the 12-month period following his termination. Among other events that constitute good reason for Mr. Burke’s resignation is a change in control that results in our no longer having a publicly traded class of securities or our no longer being subject to reporting requirements under the Securities Exchange Act of 1934. The agreement also provides that upon a change in control of our company, all of Mr. Burke’s outstanding stock options and shares of restricted stock will vest in full. In addition, upon a change in control of our company, we will pay Mr. Burke the amount, if any, necessary to compensate him for any excise taxes that he may owe under Section 4999 of the Internal Revenue Code as a result of payments we make to him in connection with the change in control.
      On July 6, 2005, Julie M.B. Bradley accepted our offer letter to become our new chief financial officer. The offer letter provides that Ms. Bradley will receive an annual salary of $230,000 and be eligible for a potential on target bonus of $80,000 annually. For 2005, this bonus potential was prorated to $40,000, of which $30,000 was guaranteed. In addition, the offer letter provided for a stock option grant to Ms. Bradley to purchase 250,000 shares of our common stock on the date her employment started, with an exercise price equal to the closing price of our common stock on the date of grant and vesting over four years. Upon a change of control, 50% of Ms. Bradley’s unvested options will become vested. Furthermore, if Ms. Bradley’s position is terminated without cause or significantly reduced in scope within 12 months of such change of control, she will be eligible to continue to receive her base salary for six months.
      In addition to the agreements described above with Mr. Burke and Ms. Bradley, we have entered into change of control agreements with each of our other executive officers. Upon a change in control, half of the executive officer’s outstanding stock options and restricted stock awards, will immediately become exercisable in full. In the event that the executive officer’s employment is terminated without cause or for good reason within twelve months following the change in control, the executive officer is entitled to continued salary and benefits for six months.
      Michael A. Brochu became a director following our acquisition of Primus Knowledge Solutions, Inc. Pursuant to the terms of his employment agreement with Primus, in 2005 we paid Mr. Brochu approximately $315,000, which consisted of accrued vacation, severance and continuation of medical benefits through the end of November 2005. This is in addition to the fees he received for his services as a director during 2005.
      On March 23, 2005, we entered into a letter agreement with Ed Terino, our former chief financial officer, which provided for the terms of his separation from our employment. Mr. Terino’s employment continued through June 30, 2005. He remained employed on a full time basis through April 30, 2005 and then was employed on a part time basis of approximately 25 hours a week until June 30, 2005. Mr. Terino continued to receive salary at his then current rate of base pay until April 30, 2005. After that date, his pay was pro-rated to reflect his part time status. Mr. Terino’s stock options continued to vest and he was eligible to participate in our benefit plans for the remainder of his employment.
Compensation Committee Interlocks and Insider Participation
      John R. Held, Mary E. Makela and Phyllis S. Swersky served on the Compensation Committee during 2005. None of these directors was, during or before 2005, an officer or employee of our company or of any of our affiliates. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
Information About Stock Ownership
      The following table sets forth information as of April 4, 2006 with respect to the beneficial ownership of our common stock by:

•	each person known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and executive officers,

•	each of our named executive officers for 2005, and

•	all current directors and executive officers as a group.
      The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the “Right to acquire” column consist of shares that may be purchased through the exercise of options that vest within 60 days of April 4, 2006.

	Shares Beneficially Owned

		Right to
Name	Outstanding	Acquire	Total	Percent

Diker Management, LLC(1)	7,829,701	—	7,829,701	7.03%
FMR Corp.(2)	6,697,400	—	6,697,400	6.01%
Michael A. Brochu	16,675	1,242,370	1,259,045	1.12%
Robert D. Burke	75,010	946,249	1,021,259	*
Kenneth Z. Volpe	3,774	332,236	336,010	*
Patricia O’Neill	6,380	241,667	248,047	*
Cliff Conneighton	20,685	219,375	240,060	*
Phyllis S. Swersky	96,433	120,000	216,433	*
Ilene H. Lang(3)	122,233	85,000	207,233	*
Barry Clark	—	171,875	171,875	*
John R. Held	64,233	100,000	164,233	*
Daniel C. Regis(4)	24,893	117,835	142,728	*
Mary E. Makela	34,233	100,000	134,233	*
David B. Elsbree	79,141	50,000	129,141	*
All current directors and executive officers as a group (13 persons)(5)	543,690	3,731,919	4,275,609	3.71%

*	Less than one percent.

(1)	The number of shares beneficially held by Diker Management, LLC is based solely on information in a Schedule 13G/ A filed on February 14, 2006 by Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker. Diker GP, LLC reported shared voting power for 7,301,703 shares and Diker Management, LLC, Charles M. Diker and Mark N. Diker reported shared voting power for 7,829,701 of shares. The address for each of these parties is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(2)	The number of shares beneficially held by FMR Corp. is based solely on information in a Schedule 13G filed on February 14, 2006 by FMR Corp. FMR Corp. reported sole power to dispose or direct the disposition of 6,697,400 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Includes 60,000 shares held directly by Ms. Lang’s husband and an additional 30,000 shares which may indirectly be deemed to be beneficially owned by Ms. Lang’s husband.

(4)	Includes 10,000 shares that are held directly by the Regis Family Limited Partnership.

(5)	Includes our chief financial officer, Julie M.B. Bradley, in addition to the directors and named executive officers listed above.

Stock Performance Graph
      The following graph compares the cumulative total stockholder return on our common stock during the period from December 31, 2000 to December 31, 2005 with the cumulative total return of the Nasdaq Market Index and a peer group index over the same period. This comparison assumes the investment of $100 on December 31, 2000 in our common stock, the Nasdaq Market Index and the peer group index and assumes dividends, if any, are reinvested. The peer group index that we used is Hemscott Industry Group 852 (Internet Software and Services), which reflects the stock performance of 158 publicly traded companies in the Internet software and services marketplace.

	Value of Investment ($)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Art Technology Group, Inc.	$100	$11.39	$4.06	$5.01	$4.91	$6.41
Peer Group	$100	$67.48	$45.21	$90.47	$114.03	$98.68
Nasdaq Market Index	$100	$79.71	$55.60	$83.60	$90.63	$92.62

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our equity securities with the SEC. We are also required to identify any director or executive officer who fails to timely file with the SEC any required report relating to ownership or changes in ownership of our equity securities.
      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal 2005 and Forms 5 and amendments thereto furnished to us with respect to fiscal 2005, or written representations that Form 5 was not required for fiscal 2005, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent shareholders were fulfilled in a timely manner, except that the Forms 3 filed by Patricia O’Neill and Barry Clark were not filed within 10 days of the date they each became an executive officer and the Forms 4 filed by Ms. O’Neill and Mr. Clark to report stock options they were granted in January 2005 were not filed within 2 business days of the date the stock options were granted.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver separate copies of our proxy statement and annual report to you if you call us at (617) 386-1000 or write us at Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141, Attention: Secretary. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annex A
ART TECHNOLOGY GROUP, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN
      The 1999 Employee Stock Purchase Plan provides eligible employees of Art Technology Group, Inc., or ATG, and certain of our subsidiaries with opportunities to purchase shares of ATG’s common stock. A total of 500,000 shares of common stock may be issued under the plan.
      1.     Administration. The plan will be administered by ATG’s Board of Directors or by a committee appointed by the Board (all following references to the Board include any committee appointed to administer the plan). The Board will make rules and regulations for the administration of the plan, and its decisions regarding the plan are final. The Board will also designate which subsidiaries may participate in the plan (all following references to ATG include any applicable subsidiaries).
      2.     Eligibility. Section 423 of the Internal Revenue Code of 1986, as amended, and related regulations will govern participation in the plan. Any ATG employee, including any Board member who is an employee, is eligible to participate in the plan, so long as you meet the following requirements:

(a) you are customarily employed by ATG for more than 20 hours a week and for more than five months in a calendar year; and

(b) you are an employee of ATG on the first day of the applicable offering period.
      No employee may be granted an option under the plan if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of ATG or any subsidiary. To determine whether you are ineligible under this requirement, we are required to apply the attribution rules of Section 424(d) of the Internal Revenue Code to determine your stock ownership, and all stock which you have a contractual right to purchase, including the stock which you could purchase under the plan, will be treated as stock owned by you.
      3.     Participation. If you are eligible to participate in an offering, you may participate by completing and forwarding a payroll deduction authorization form to our payroll office at least 14 days before the first date for that offering. By signing this form, you will authorize ATG to make a regular payroll deduction from the compensation you receive during the offering period. Compensation means the amount of money reportable on your Federal Income Tax Withholding Statement, also called a W-2 form, excluding overtime, shift premium, incentive or bonus awards (but not excluding incentive and bonus awards paid as part of ATG’s annual bonus program), allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of ATG stock options or stock appreciation rights, and similar items, whether or not shown on your W-2. If you are a salesperson, compensation includes your sales commissions. Unless you file a new form or withdraw from the plan, your deductions and purchases will continue at the same rate for future offerings as long as the plan remains in effect.
      4.     Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the offering period of between 1% and 10%, in increments of 1%.
      5.     Deduction Changes. You may decrease or discontinue your payroll deduction once during any offering period by filing a new payroll deduction authorization form. However, you may not increase your payroll deduction during an offering period. If you elect to discontinue your payroll deductions during an offering period, you are not required to withdraw your funds; in that case, funds deducted prior to discontinuing your participation will be applied to the purchase of common stock on the last business day of the offering period.
      6.     Interest. Interest will not be paid on the amounts held in payroll deduction accounts.
      7.     Withdrawal of Funds. You may, for any reason and at any time prior to the close of business on the last business day in an offering period, permanently withdraw the balance accumulated in your account and thereby terminate your participation in an offering. Partial withdrawals are not permitted. You may not participate again during the remainder of the offering period, but you may participate in any subsequent offering.
      8.     Offerings. ATG will make one or more offerings to employees to purchase stock under the plan. The Board will determine the start date of each offering. The first offering will begin on the day on which trading of our common stock begins on the Nasdaq National Market. Each offering period will last for six months. During each offering period, payroll deductions will be made, and the deducted money will be held for you to buy common stock at the end of the offering period.
      On the first day of each offering period, you will receive an option to buy up to, but no more than, the number of shares of common stock calculated by dividing the closing market price of our common stock on the first day of the offering period into $12,500. This figure is derived from the restriction imposed by the Internal Revenue Code which provides that no employee may be granted an option which permits his rights to purchase stock under this plan and any other employee stock purchase plan (as defined in Section 423(b) of the Internal Revenue Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of the common stock (determined as of the first day of the offering) for each calendar year in which the option is outstanding at any time. The actual number of shares which you will be able to purchase will depend on the amount of money in your payroll deduction account on the last business day of the offering period.
      9.     Purchase of Shares. On the last business day of the offering period, your option will be automatically exercised and your account will be used to buy shares of our common stock at the following purchase price. The purchase price will be 85% of the closing market price of our common stock on either (i) the first business day of the offering period or (ii) the last business day of the offering period, whichever is lower. If no common stock was sold on the first business day or the last business day of the offering period, the price of the common stock for that day will be the reported market price for the next preceding day on which sales were made. Note, however, that the closing price of the common stock on the first business day of the first offering period will equal the initial public offering price.
      We will refund to you any balance remaining in your account at the end of an offering period, except that we will carry forward into your account for the following offering any balance which is less than the purchase price of one share of common stock. However, if you elect not to participate in the following offering, we will refund to you the balance in your account.
      10.     Evidence of Stock Ownership. Promptly after the end of each offering period, we will deposit the number of shares of common stock which you have purchased into an account established in your name at a stock brokerage or other financial services firm which we designate. You may ask us to establish this brokerage account either in your name, or in your name and the name of another person of legal age as joint tenants with rights of survivorship.
      You are free to sell or otherwise dispose of the shares in this brokerage account at any time. However, for tax purposes, we need to know if you dispose of your shares within the following time periods. Therefore, until you dispose of your shares, you agree to hold your shares in the brokerage account until (a) two years after the beginning of the offering period in which you purchased the shares or (b) one year after the applicable exercise date, whichever comes later. Once these time periods have elapsed, you may move your shares to another stock brokerage or other financial services firm, or you may request that we issue you a stock certificate.
      11.     Rights on Retirement, Death or Termination of Employment. Your participation in the plan will terminate if:

•	your employment terminates;

•	you retire;

•	you die;

•	the subsidiary which you work for is no longer an ATG subsidiary; or

•	you are transferred to an ATG subsidiary which does not participate in the plan.
      If your participation in the plan terminates, we will not make a payroll deduction from any pay due and owing to you at the time of termination and we will refund the balance in your account to you. In the event of your death, we will refund the balance in your account:

(a) to a beneficiary previously designated in a revocable notice signed by you (with any spousal consent required under state law),

(b) if you have not designated a beneficiary, to the executor or administrator of your estate, or

(c) if, to our knowledge, no executor or administrator has been appointed, to such other person(s) as we may designate.

      12.     Participants Are Not Stockholders. Neither participation in the plan nor making deductions from your pay make you a stockholder. You are not a stockholder of any shares under the plan until those shares have been bought by you and added to your brokerage account.
      13.     Rights Are Not Transferable. You cannot transfer your rights under the plan except through a will or the laws of descent and distribution. During your lifetime, only you may exercise your rights under the plan.
      14.     Application of Funds. We are allowed to combine the funds received from you or held by ATG under the plan with other corporate funds, and we may use the funds for any corporate purpose while we hold the funds.
      15.     Adjustment in Case of Changes Affecting Common Stock. If there is a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar event or change in ATG’s capitalization, or if any distribution, other than a normal cash dividend, is made to holders of common stock, we will proportionately adjust all share and purchase price numbers under the plan, and we may make any other adjustment that the Board determines is fair. If any other change occurs which affects the common stock, the Board will determine a fair adjustment.
      16.     Merger. ATG could merge or consolidate with another corporation. Continuity of control would be deemed to occur if the holders of ATG stock immediately prior to the merger or consolidation continue to hold at least 80% by voting power of the stock of the surviving corporation. If there is continuity of control and you are participating in the plan, at the next exercise date you will be entitled to receive, for each share of ATG stock for which your option was exercised, the securities or property which a holder of one share of common stock was entitled to receive in the merger or consolidation.
      If there is no continuity of control, or if there is a sale of all or substantially all of ATG’s assets, the Board will terminate the plan as of the effective date of such a transaction, as long as notice of the cancellation is given to each participating employee. You will then have the right to receive shares of our common stock based on the payroll deductions credited to your account as of a date determined by the Board, which will not be less than ten (10) days preceding the effective date of the transaction.
      17.     Amending the Plan. The Board may amend the plan at any time in any way, except that (a) if Section 423 of the Internal Revenue Code requires that the stockholders approve the amendment, the amendment will not be effective until the stockholders approve it, and (b) the Board may not make an amendment which would cause the plan to fail to comply with Section 423 of the Internal Revenue Code.
      18.     Insufficient Shares. If the total number of shares which all participating employees elect to purchase under an offering, plus the number of shares purchased under previous offerings, exceeds the maximum number of shares issuable under the plan, the Board will allot the shares available on a pro rata basis.

      19.     Termination of the Plan. The Board may terminate the plan at any time. If the plan is terminated, we will promptly refund the amount in your account.
      20.     Governmental Regulations. Our obligation to sell and deliver common stock under the plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market and the approval of all government authorities required in connection with the authorization, issuance or sale of this stock.
      21.     Governing Law. The plan is governed by Delaware law, except to the extent that federal law preempts Delaware law.
      22.     Issuance of Shares. We may issue the shares from authorized but unissued common stock, from shares held in ATG’s treasury, or from any other proper source.
      23.     Effective Date. The plan will take effect when the initial public offering becomes effective.

Adopted by the Board of Directors
on May 10, 1999

Approved by the stockholders
on June 18, 1999
Amendment No. 1 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (“Plan”)
      1. In the first unnumbered paragraph of the Plan, the sentence “A total of 500,000 shares of common stock may be issued under the plan” shall be replaced by the following:
      “A total of 3,000,000 shares of common stock may be issued under the plan.”
      2. Section 3 of the Plan is replaced in its entirety by the following:
      “3. Participation. If you are eligible to participate in an offering, you may participate by completing and submitting an online authorization form to our payroll office at least 14 days before the first date for that offering. By submitting this authorization, you will authorize ATG to make a regular payroll deduction from the compensation you receive during the offering period. Compensation means the amount of money reportable on your Federal Income Tax Withholding Statement, also called a W-2 form, excluding overtime, shift premium, incentive or bonus awards (but not excluding incentive and bonus awards paid as part of ATG’s annual bonus program), allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of ATG stock options or stock appreciation rights, and similar items, whether or not shown on your W-2. If you are a salesperson, compensation includes your sales commissions. Unless you submit a new online form or withdraw from the plan, your deductions and purchases will continue at the same rate for future offerings as long as the plan remains in effect.”
      3. The first sentence of Section 5 of the Plan is hereby modified to read as follows:
      “You may discontinue but not change the amount of your payroll deduction once during any offering period by means of the then-current method of online authorization.”
      4. The first sentence of section 7 is hereby replaced with the following:

“You may, for any reason and at any time prior to the close of business on the last day of the last payroll in an offering period, permanently withdraw the balance accumulated in your account and thereby terminate your participation in an offering.”
      5. The fourth sentence of the first paragraph of section 8 of the Plan shall be changed to read as follows:

“Each offering period will last for three months.”
      6. The first sentence of the second paragraph of section 8 shall be replaced with the following:

“On the first day of each offering period, you will receive an option to buy up to, but no more than, the number of shares of common stock calculated by dividing the closing market price of our common stock on the first day of the offering period into $6,250.”

Adopted by the Board of Directors
on March 20, 2002 and June 13, 2002

Approved by the stockholders
(only as to paragraph 1)
on May 19, 2002

Amendment No. 2 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (“Plan”)
      1. In the first unnumbered paragraph of the Plan, the sentence “A total of 3,000,000 shares of common stock may be issued under the plan” shall be replaced by the following:
      “A total of 5,000,000 shares of common stock may be issued under the plan.”

Adopted by the Board of Directors
on March 24, 2003

Approved by the stockholders
on May 21, 2003
Amendment No. 3 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (the “Plan”)
      1. Section 4 of the Plan is replaced in its entirety by the following:

“4. Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the period of between 1% and 5%, in increments of 1%.”

Adopted by the Board of Directors
on April 4, 2005

Amendment No. 4 to the
Art Technology Group, Inc.
1999 Employee Stock Purchase Plan (the “Plan”)
      1. In the first unnumbered paragraph of the Plan, the sentence “A total of 5,000,000 shares of common stock may be issued under the plan” shall be replaced by the following:

“A total of 6,500,000 shares of common stock may be issued under the plan.”
      2. Section 4 of the Plan is replaced in its entirety by the following:

“4. Deductions. We will maintain a payroll deduction account for each participating employee. For any offering, you may authorize a payroll deduction from the compensation you receive during the period of between 1% and 10%, in increments of 1%.”
      3. The second paragraph of Section 10 is replaced in its entirety by the following:

“You may not sell or otherwise dispose of the shares acquired in an offering for a period of ninety (90) days after the applicable purchase date. Thereafter, you are free to sell or otherwise dispose of the shares in this brokerage account at any time. However, for tax purposes, we need to know if you dispose of your shares within the following time periods. Therefore, until you dispose of your shares, you agree to hold your shares in the brokerage account until (a) two years after the beginning of the offering period in which you purchased the shares or (b) one year after the applicable exercise date, whichever comes later. Once these time periods have elapsed, you may move your shares to another stock brokerage or other financial services firm, or you may request that we issue you a stock certificate.”

Adopted by the Board of Directors
(subject to stockholder approval as to paragraph 1)
on April 4, 2006

Annex B
ART TECHNOLOGY GROUP, INC.
AUDIT COMMITTEE CHARTER

A.	Purpose
      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

the integrity of the Company’s financial statements;

the independent registered public accounting firm’s qualifications and independence;

the effectiveness of internal control over financial reporting, and the performance of the Company’s internal audit function, if any, and independent registered public accounting firms.

B.	Structure and Membership
      1.     Number. The Audit Committee shall consist of at least three members of the Board of Directors.
      2.     Independence. Each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
      3.     Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).
      4.     Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.
      5.     Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

      6.     Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors on the recommendation of the Nominating and Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.
C.     Authority and Responsibilities

General
      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent registered public accounting firm, in accordance with its business judgment. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent registered public accounting firm’s report.

Oversight of Independent Registered Public Accounting Firms
      1.     Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, and, when necessary, terminating the engagement of the independent registered public accounting firm. The Audit Committee may, in its discretion, seek stockholder ratification of the independent registered public accounting firm it appoints.
      2.     Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent registered public accounting firm. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by Independence Standards Board Standard No. 1, as well as the internal quality-control procedures of the independent registered public accounting firm. The Audit Committee shall actively engage in dialogue with the independent registered accounting firm concerning any disclosed relationships or services that might impact the objectivity and independence of the registered public accounting firm.
      3.     Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent registered public accounting firm. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent registered public accounting firm established by the Audit Committee.
      4.     Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal registered public accounting firm or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent registered public accounting firm; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

The Committee shall not engage the independent registered public accountants to perform non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next regularly scheduled meeting.
      5.     Oversight. The independent registered public accounting firm shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the independent registered public accounting firm, including resolution of disagreements between Company management and the independent registered public accounting firm regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, obtain and review the reports required to be made by the independent registered public accounting firm regarding:

At least annually, the Committee shall obtain and review a report by the independent registered public accountants describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accountants and the Company (to assess the auditors’ independence).

After reviewing the foregoing report and the independent registered public accountants’ work throughout the year, the Committee shall evaluate the auditors’ qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead audit partner and take into account the opinions of management and the Company’s personnel responsible for the internal audit function, if any.

The Committee shall determine that the independent registered public accounting firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under the SEC independence rules.

The Committee shall discuss with the internal auditors, if any, and the independent registered public accountants the overall scope and plans for their respective audits, including the adequacy of staffing and budget or compensation.

The Committee shall regularly review with the independent registered public accountants any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent registered public accountants’ activities or access to requested information, and management’s response. The Committee should inquire of the auditors whether any accounting adjustments were noted or proposed by the auditors but were “passed” (as immaterial or otherwise); whether there were any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues or internal control-related issues presented by the engagement; and whether there are any “management” or “internal control” issues that the auditors have discussed with management and that the auditors have included, or propose to include, in any letter from the audit firm to the Company that are in addition to those issues included or to be included in their audit report on the effectiveness of internal control over financial reporting.

Audited Financial Statements
      6.     Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent registered public accounting firm the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

The Committee shall meet to review and discuss the quarterly financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent registered public accountants under the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States).

The Committee shall meet to review and discuss the annual audited financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to the filing of the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). Also, the Committee shall discuss the results of the annual audit and any matters required to be communicated to the Committee by the independent registered public accountants under the standards of the PCAOB (United States).

The Committee’s review of the financial statements shall include: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal control over financial reporting and any specific remedial actions adopted in light of significant deficiencies or material weaknesses; (ii) discussions with management and the independent registered public accountants regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements and the reasonableness of those judgments, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) consideration of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; (iv) consideration of the judgment of both management and the independent registered public accountants about the quality, not just the acceptability of accounting principles; and (v) the clarity of the disclosures in the financial statements.

The Committee shall receive and review a report from the independent registered public accountants, prior to the filing of the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), on all critical accounting policies and practices of the Company; all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent registered public accountants; and other material written communications between the independent registered public accountants and management.
      7.     Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.
      8.     Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in a proxy statement of the Company relating to an annual meeting of security holders.

Review of Other Financial Disclosures
      9.     Interim Financial Statements; Earnings Releases.
      The Audit Committee shall review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the independent registered public accounting firm’s review of the quarterly financial statements. The Audit Committee shall discuss with management generally the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

Controls and Procedures
      10.     Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall review and discuss with management and the independent registered public accounting firm the Company’s internal controls report and the independent registered public accounting firm’s attestation of that report prior to the filing of the Company’s Form 10-K. The Audit Committee shall also review and discuss with management and the independent registered public accounting firm the state of and any material issues associated with the Company’s internal controls, major financial risk exposures and risk management policies, regulatory and accounting initiatives and any correspondence with regulators or government agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

The Committee shall discuss with management, the internal auditors, if any, and the independent registered public accountants management’s process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, including any significant deficiencies or material weaknesses identified.

The Committee shall discuss with the independent registered public accountants the characterization of deficiencies in internal control over financial reporting and any differences between management’s assessment of the deficiencies and the independent registered public accountants’. The Committee shall review the disclosures describing any identified material weaknesses and management’s remediation plans for clarity and completeness.

The Committee shall discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act.

The Committee shall discuss with management, the internal auditors, if any, and the independent registered public accountants any (1) changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting that are required to be disclosed and (2) any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.

The Committee shall review with senior management the Company’s overall anti-fraud programs and controls.

The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Committee also shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
      11.     Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
      12.     Related-Party Transactions. The Committee shall review and approve all related party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404, and discuss with management the business rationale for the transactions and whether appropriate disclosures have been made.
      13.     Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.     Procedures and Administration
      14.     Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities, but not less often than quarterly. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent registered public accounting firm; (ii) Company management and (iii) the Company’s internal auditors, to the extent that the Company has such a function. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.
      15.     Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.
      16.     Reports to Board. The Audit Committee shall report regularly to the Board of Directors.
      17.     Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.
      18.     Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.
      19.     Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.
      20.     Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
      21. The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively. The Committee also shall discuss with the independent registered public accountants the accountants’ observations related to the effectiveness of the Committee.

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Art Technology Group, Inc.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees as Class I Directors.

1. Election of Class I Directors.

	For	Withhold

01 - John R. Held	☐	☐

02 - Phyllis S. Swersky	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

2.To approve an amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock issuable under such plan from 5,000,000 to 6,500,000.	☐	☐	☐

Mark this box with an X if you plan to attend the Annual Meeting	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as your name is printed on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please wtie title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■	0 0 9 1 5 0 1	1 U P X	C O Y	+

Proxy – Art Technology Group, Inc.

The Board of Directors Of Art Technology Group, Inc. Is Soliciting This Proxy
The undersigned owns shares of common stock of Art Technology Group, Inc. (the “Company”). The Company’s 2006 Annual Meeting of Stockholders will be held on Tuesday, May 23, 2006, beginning at 10:00 a.m., local time, at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. The undersigned appoints each of Robert D. Burke and Julie M.B. Bradley acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote, at the meeting and at any adjournment or postponement of the meeting.
The individuals named above will vote these shares as directed by the undersigned on this proxy.
IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY AS DIRECTOR OF THE COMPANY.
If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters.
Telephone and Internet Voting Instructions
You can vote by telephone or Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information required on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 23, 2006.
THANK YOU FOR VOTING